EXHIBIT 99.1

Iconix Brand Group Announces Definitive Agreement to Purchase Danskin(R) Brand

NEW YORK, Feb. 22 /PRNewswire-FirstCall/ -- Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today announced that it has entered into a definitive agreement to purchase the brand Danskin(R) from Danskin, Inc. ("Seller" or "Danskin"). The transaction is anticipated to close in March 2007.

Danskin is a 125 year-old iconic brand of women's active wear, leg wear, dance wear, yoga apparel and fitness equipment. The brand is sold through better department, specialty and sporting goods stores, and through fifteen freestanding Danskin boutiques and Danskin.com. Danskin also has a partnership with Wal-Mart Stores for its "Danskin Now (R)" brand of apparel and fitness equipment.

The purchase price for the transaction will be $70 million with a contingent payment of an additional $15 million, payable in cash or stock, triggered by the brand exceeding certain revenue and performance targets. The acquisition will be self-funded from the Company's cash reserves.

Iconix has also announced that, as of the closing, it will enter into a license agreement with the Seller, to continue to operate the Danskin(R) wholesale business including the freestanding retail stores. Carol Hochman, President and CEO of Danskin, and her team will continue as Iconix's licensee to grow the Danskin department and sporting goods store business.

Neil Cole, Chairman and CEO of Iconix commented, "Danskin is one of the most established and recognized active wear brands in the world and we are thrilled to add it to our portfolio and to be partnering with Carol and her team as our licensee. Upon closing, this acquisition will further our diversification strategy by giving us a strong presence in the rapidly growing active wear, yoga and fitness market. We are also excited to have the opportunity to work with Wal-Mart on 'Danskin Now(R).'"

Carol Hochman, CEO of Danskin commented, "We have made a lot of progress expanding this great brand and implementing our multi-channel distribution strategy but the missing ingredient has been the marketing strategy and investment needed to complete our vision. The Iconix team has exciting plans for Danskin(R) and I am looking forward to working closely with them to grow the business."

Additional details of the Danskin acquisition will be addressed on the Company's fourth quarter and 2006 year end earnings conference call scheduled for Tuesday March 6, 2007 at 10:00 am EST. The transaction is subject to customary closing conditions including clearance under the Hart-Scott-Rodino Anti Trust Improvements Act of 1976 as amended and Danskin stockholder approval.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), LONDON FOG (R), MOSSIMO (R) and OCEAN PACIFIC (R). The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe," "anticipate," "expect," "confident," "project," provide "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

SOURCE Iconix Brand Group, Inc.